Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FOURTH QUARTER RESULTS

- Net Revenues Decrease 1.0% in the Fourth Quarter Due to Weather Issues;
For the Full Year, Net Revenues Increase 10.5% Due to a Full Year of Bronco Billy's
and Increases in Every Operating Segment

- Company Completes $100 Million Refinancing of Its First- and Second-Lien Debt,
Reducing Interest Expense and Debt Service by $2.3 Million Per Year Based on Current Interest Rates

- Company Anticipates Commencement of Ferry Service at Rising Star for the Summer Season

- Company Will Seek Cripple Creek City Council Approval in April for Its Bronco Billy's Hotel Project and,
Pending Such Approval, Plans to Begin Construction in Second Quarter of 2018

Las Vegas – March 1, 2018 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the fourth quarter and year ending December 31, 2017.

On a consolidated basis, net revenues in the fourth quarter of 2017 decreased 1.0% to $37.8 million from $38.2 million in the prior-year period. Net loss for the fourth quarter of 2017 was a loss of $3.7 million, or a loss of $0.16 per diluted common share, compared to a net loss of $2.5 million, or a loss of $0.12 per diluted common share, in the prior-year period. Adjusted EBITDA(a) in the 2017 fourth quarter was $1.8 million versus $3.6 million in the fourth quarter of 2016. The decrease was largely attributable to adverse weather throughout much of the quarter, including on several key weekends, as well as increased health and benefit costs.

For the full year, net revenues rose 10.5% to $161.3 million. This increase was the result of revenue increases in every operating segment, as well as a full year of ownership of Bronco Billy's, which was acquired in May 2016. Net loss for 2017 was a loss of $5.0 million, or a loss of $0.22 per diluted share, versus a loss of $5.1 million in 2016, or a loss of $0.26 per diluted share. Adjusted EBITDA increased to $16.5 million from $16.2 million in 2016. Due in part to its significant depreciation and amortization expense, the Company generally has positive cash flow from operations despite net losses for the full-year periods. Strong results in the first three quarters of 2017 were offset largely due to the weather impacts mentioned above during the fourth quarter, as well as increased health and benefit costs.

"Snowstorms and prolonged icy weather conditions significantly impacted visitation in both the Midwest and the South, including on New Year’s Eve," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "Additionally, Hurricane Nate resulted in the temporary shutdown of casinos along the Gulf Coast, including Silver Slipper, on a key weekend. Ironically, Grand Lodge Casino in Lake Tahoe suffered from a lack of snow at local ski areas for the winter. During periods with normal weather, business levels remained solid."

"We've made significant progress on our long-term growth plans," continued Mr. Lee. "We expect to receive the final permit from the Army Corps of Engineers in mid-March and will begin construction immediately on the roads and ramps along the Ohio River permitting ferry service between Rising Star and the populous and prosperous region of northern Kentucky, directly across the river. The ferry boat itself is comprised of a new push tug and barge. The tug is in a shipyard in Cincinnati and the barge is en route from a shipyard in Florida, where it was constructed. We hope to commence the ferry boat service prior to the peak summer season. We have also purchased and staged the materials to extensively refurbish the Rising Star pavilion during the upcoming second quarter, so visitors arriving on the new ferry will have a significantly enhanced arrival experience."

"In Colorado," added Mr. Lee, "we submitted our official application for the vacation of certain streets and other approvals that will enable us to build a four-star hotel connected to our Bronco Billy's Casino in Cripple Creek, approximately one hour from Colorado Springs and two hours from Denver. We expect that the city council will review our application in April 2018 and, pending its approval, we intend to start construction in the second quarter. The first phase of this project is construction of a parking garage directly behind Bronco Billy's. We intend to complete construction of the garage by year-end, enabling us to build the hotel, spa, and meeting rooms on the surface parking lots currently utilized by the casino. If all goes well, the new hotel should open in 2020."

Lee also noted that the Company completed two important amenities in August 2017 -- the RV Park at Rising Star and the Beach Club at Silver Slipper. "The RV Park and Beach Club are closed, of course, during the coldest months of the winter," Mr. Lee said. "Both, however, are scheduled to reopen later this month and will be important property improvements during the upcoming summer period."

Commented Lewis Fanger, Chief Financial Officer of Full House Resorts, "We are excited to begin 2018 with our new senior secured notes in place. These new notes, which refinanced our first- and second-lien credit facilities, should benefit cash flow in two ways: significant cash interest expense savings based upon current interest rates, and debt amortization that is 56% lower than the amounts required under our prior credit facilities. The new notes also extend our debt maturities well into the future, going from 2019 under our prior credit facilities to 2024, and provide significantly more flexibility."

Mr. Lee concluded, "Full House Resorts has reached a transitional moment. Over the past three years, we have focused on improving operations, laid the ground work for thoughtful future growth, and crafted a balance sheet that's more flexible and less costly than it has been in the past. With that groundwork in place, we look forward to the excitement and growth that we expect the next few years will bring."

Fourth Quarter 2017 Highlights and Subsequent Events

•
Net revenues at Silver Slipper Casino and Hotel declined 1.6% in the fourth quarter of 2017 to $14.5 million from $14.8 million in the prior-year quarter. Adjusted Property EBITDA of $1.7 million in the fourth quarter of 2017 compares to $2.7 million in the prior-year period. In October 2017, Silver Slipper (along with all other casinos on the Gulf Coast) was required to temporarily close during the passage of Hurricane Nate. While physical damage from the hurricane was minimal, the shutdown occurred on a key event weekend. Additionally, extreme and unusually cold weather for southern Mississippi, including icy road conditions and snow, adversely impacted visitation during the fourth quarter of 2017. For the year, Silver Slipper continued to improve, with net revenues increasing 8.4% to $64.0 million and Adjusted Property EBITDA rising 7.4% to $10.7 million. Net revenues grew by 12%, 13% and 9.6% in the first, second and third quarters, respectively, with Adjusted Property EBITDA similarly growing by 15%, 23% and 33% in these same quarters.

•
At Rising Star Casino Resort, net revenues declined 2.9% for the fourth quarter of 2017 to $12.3 million from $12.6 million. Adjusted Property EBITDA of $7,000 in the fourth quarter of 2017 compares to $448,000 in the prior-year period. Similar to Silver Slipper, Rising Star had adverse weather conditions, including significant snowfall on the key New Year's holiday and throughout the quarter. For the year, net revenues increased 0.6% to $49.8 million and Adjusted Property EBITDA was $2.7 million. The Company is looking forward to a full season of its new RV Park in 2018, as well as other improvements that it is currently planning to the casino and its entry pavilion. Additionally, the Company anticipates commencing its ferry boat operation prior to the peak summer season. There is a video of the recent launching of the ferry boat at www.facebook.com/FHResorts.

•
At Bronco Billy's Casino and Hotel, net revenues for the fourth quarter of 2017 improved 5.0% to $6.1 million from $5.8 million. Adjusted Property EBITDA was $0.7 million for both the 2017 and 2016 fourth quarters. For the full year, net revenues were $26.2 million and $16.2 million in 2017 and 2016, respectively, and Adjusted Property EBITDA was $4.8 million and $3.4 million, respectively. Financial results for 2016 include results since May 13, 2016, when the Company acquired Bronco Billy's. As previously disclosed, the Company continues to develop its plans for a significant expansion at Bronco Billy's, including a new luxury hotel tower, spa, parking garage, convention and entertainment center, and high-end restaurant. This expansion will integrate seamlessly with the existing casino. For renderings of the proposed expansion, as well as a presentation discussing the Company's analysis of the Cripple Creek market, please visit the investor section of www.fullhouseresorts.com and click on "News and Events/Presentations."

•
The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos. Combined, Northern Nevada net revenues were $4.9 million and $5.0 million for the fourth quarter of 2017 and 2016, respectively. Adjusted Property EBITDA for the Northern Nevada segment was $0.4 million and $0.7 million for the same periods, respectively. Results for the fourth quarter of 2017 reflect a lack of snowfall at Grand Lodge, which relies on visitation to the area's ski resorts over the winter months. At Stockman's Casino, the property benefited from an increase in activity at the nearby Naval Air Station, known for its "Top Gun" school. For the full year, Northern Nevada revenues were $21.2 million in both 2017 and 2016. Adjusted EBITDA was $2.8 million in 2017 and $3.9 million in 2016. In the first half of 2017, Grand Lodge was under significant construction as part of an extensive refurbishment. The Company also recently completed construction of a new porte cochere and landscaping improvements at Stockman's Casino.

•
On February 2, 2018, the Company refinanced all of its existing first and second lien credit facilities with $100.0 million of new senior secured notes due 2024 (the "New Notes").  Net of a 2% original issue discount, the Company received $98.0 million of proceeds, which were used to pay off all of its outstanding first and second lien credit facilities and to pay for related refinancing costs. The New Notes are secured by liens on substantially all of the Company's assets and guaranteed by all of our subsidiaries. The interest rate on the New Notes is at LIBOR plus 700 basis points (increasing to 750 basis points under certain conditions, as defined) and quarterly principal payments of $250,000. The Company is also required to redeem the New Notes for any excess cash flow, as calculated annually and defined in the indenture governing the New Notes, beginning with its annual results for the 2018 fiscal year. The New Notes replaced first lien debt with an interest rate of LIBOR plus 425 basis points and second lien debt that incurred interest at 13.5%.

•
The Company maintains a Facebook page to provide work-in-progress photos to investors of our various growth projects and other activities. To access that Facebook page, please visit www.facebook.com/FHResorts.

Liquidity and Capital Resources
As of December 31, 2017, the Company had $19.9 million in cash and $96.1 million in outstanding first- and second-lien debt. As noted above, in February 2018, the Company issued $100.0 million of new senior secured notes due 2024. Proceeds from the notes were used to, among other items, refinance all of the Company's outstanding first- and second-lien debt and pay for expenses related to the refinancing.

Conference Call Information
The Company will host a conference call for investors today, March 1, 2018, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2017 fourth quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 394-8218 or, for international callers, (323) 701-0225.

A replay of the conference call will be available shortly after the conclusion of the call through March 15, 2018. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 7659738.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations; our future growth prospects; the impact of our finished projects and renovations on our results of operations; our proposed expansion of Bronco Billy's and expected returns from that project; our construction budgets, time lines, and disruption expectations; timing for required permits or approvals of the Bronco Billy's expansion and the Rising Star ferry boat service; and the expected impact of the refinancing on the Company’s business, including interest expense savings. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, changes in the Company’s business strategies, interest rate risks, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the ability to obtain financing upon reasonable terms (including for projects such as the Bronco Billy’s expansion), the increase in Full House's indebtedness due to the acquisition or expansion of Bronco Billy’s, construction risks, dependence on existing management, competition, uncertainties over the development and success of our acquisition and expansion projects, the financial performance of our finished projects and renovations, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and regulatory and business conditions in the gaming industry (including the future allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

(a) Reconciliation of Non-GAAP Financial Measure
We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (as defined in the indenture governing our New Notes) is also used to determine compliance with certain covenants.

In addition, because Adjusted EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues
Casino	$33,793	$34,491	$144,495	$131,584
Food and beverage	7,712	7,359	32,471	28,797
Hotel	2,139	2,149	8,863	8,637
Other operations	1,194	1,301	4,444	4,394
Gross revenues	44,838	45,300	190,273	173,412
Less promotional allowances	(7,038)	(7,112)	(29,006)	(27,420)
Net revenues	37,800	38,188	161,267	145,992
Operating costs and expenses
Casino	18,749	18,217	76,305	68,127
Food and beverage	2,930	2,714	12,528	9,804
Hotel	258	201	1,084	969
Other operations	590	324	1,923	1,561
Project development and acquisition costs	46	413	284	1,314
Selling, general and administrative	13,583	13,247	53,472	49,756
Depreciation and amortization	2,173	2,134	8,602	7,928
Loss on disposal of assets and other, net	1	35	12	344
	38,330	37,285	154,210	139,803
Operating income (loss)	(530)	903	7,057	6,189
Other (expense) income, net
Interest expense, net of capitalized interest	(2,755)	(2,746)	(10,856)	(9,486)
Debt modification costs	—	—	—	(624)
Adjustment to fair value of warrants	(1,107)	(482)	(1,379)	(543)
	(3,862)	(3,228)	(12,235)	(10,653)
Income (loss) before income taxes	(4,392)	(2,325)	(5,178)	(4,464)
Income tax (benefit) expense	(702)	173	(150)	630
Net income (loss)	$(3,690)	$(2,498)	$(5,028)	$(5,094)
Basic income (loss) per share	$(0.16)	$(0.12)	$(0.22)	$(0.26)
Diluted income (loss) per share	$(0.16)	$(0.12)	$(0.22)	$(0.26)
Basic weighted average number of common shares outstanding	22,899	21,428	22,883	19,602
Diluted weighted average number of common shares outstanding	22,899	21,428	22,883	19,602

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted Property EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income (Loss) and Net Income (Loss)
(In Thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Revenues
Silver Slipper Casino and Hotel	$14,526	$14,767	$64,046	$59,093
Rising Star Casino Resort	12,254	12,620	49,751	49,472
Bronco Billy's Casino and Hotel	6,081	5,793	26,222	16,220
Northern Nevada Casinos	4,939	5,008	21,248	21,207
	$37,800	$38,188	$161,267	$145,992

Adjusted Property EBITDA(1) and Adjusted EBITDA
Silver Slipper Casino and Hotel	$1,720	$2,660	$10,733	$9,994
Rising Star Casino Resort	7	448	2,678	2,931
Bronco Billy's Casino and Hotel	667	725	4,758	3,423
Northern Nevada Casinos	397	685	2,789	3,941
Adjusted Property EBITDA	2,791	4,518	20,958	20,289
Corporate	(974)	(940)	(4,491)	(4,105)
Adjusted EBITDA	$1,817	$3,578	$16,467	$16,184

Depreciation and amortization	(2,173)	(2,134)	(8,602)	(7,928)
Project development and acquisition costs	(46)	(413)	(284)	(1,314)
Gain (loss) on asset disposals, net	(1)	(35)	1	(344)
Share-based compensation	(127)	(93)	(525)	(409)
Operating income (loss)	(530)	903	7,057	6,189
Other (expense) income
Interest expense	(2,755)	(2,746)	(10,856)	(9,486)
Debt modification costs	—	—	—	(624)
Adjustment to fair value of warrants	(1,107)	(482)	(1,379)	(543)
	(3,862)	(3,228)	(12,235)	(10,653)
Income (loss) before income taxes	(4,392)	(2,325)	(5,178)	(4,464)
Benefit (provision) for income taxes	702	(173)	150	(630)
Net income (loss)	$(3,690)	$(2,498)	$(5,028)	$(5,094)

(1)	The Company utilizes Adjusted Property EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.

About Full House Resorts, Inc.
Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com. The information contained on, or that may be accessed through, our website and Facebook page are not incorporated by reference into, and is not a part of, this document.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com